Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces First Quarter 2022 Results

LANSING, Mich. — May 10, 2022 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the three months ended March 31, 2022.

Key Highlights

▪Net income of $2,025 million, or $22.51 per diluted share, including the impact of non-economic hedging results under GAAP accounting
▪Adjusted operating earnings1 of $354 million, or $3.94 per diluted share
▪Total annuity account value of $242 billion increased 2% from the first quarter of 2021, primarily as a result of positive separate account performance
▪Returned $192 million to shareholders through $140 million of share repurchases and $52 million in dividends, in-line with full-year capital return target of $425-$525 million
▪Estimated Adjusted Risk Based Capital (RBC) ratio2 was within the target range of 500-525% at the end of the quarter
▪Cash and cash equivalents at the holding company of nearly $1 billion at the end of the quarter, above Jackson’s minimum liquidity buffer

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s first quarter results reflect the resiliency of our business and our ongoing commitment to return capital to shareholders through dividends and opportunistic share buybacks. Despite the volatility in financial markets, we continued to hold robust levels of liquidity and operate within our target adjusted RBC and leverage ranges, positioning us well to meet our strategic and operational goals and create value for shareholders.”

Consolidated First Quarter 2022 Results

The Company reported net income of $2,025 million, or $22.51 per diluted share for the three months ended March 31, 2022, compared to net income of $2,932 million, or $31.03 per diluted share for the three months ended March 31, 2021. The decline in the current quarter net income reflects a higher level of embedded derivative gains in the prior year period due to stronger equity market returns, partially offset by reduced freestanding derivative losses in the current quarter, which were also the result of stronger relative equity market returns in the prior year period. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represents the underlying performance of our business as it excludes, among other things, changes in fair value of freestanding and embedded derivative instruments tied to market volatility.

Adjusted operating earnings for the three months ended March 31, 2022 were $354 million, or $3.94 per diluted share, compared to $568 million or $6.01 per diluted share for the three months ended March 31, 2021. The decrease in adjusted operating earnings was the result of lower limited partnership income compared to the prior
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
2 Adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and investments at Jackson Financial Inc. in excess of our target minimum cash and cash equivalents at Jackson Financial Inc.

year period, higher levels of deferred acquisition costs (DAC) amortization resulting from weaker separate account returns in the current quarter relative to the prior year period, and higher expenses in the current quarter.

Adjusted operating earnings included the impact of several notable items, which negatively impacted pretax earnings by $45 million in the first quarter of 2022, compared to a pretax benefit of $174 million in the first quarter of 2021. Current period pretax notable items are summarized below.

•Acceleration of DAC amortization due in part to a (6.2)% separate account return for the current quarter resulted in a negative impact of $81 million. This same item resulted in a benefit of $30 million in the first quarter of 2021, when the separate account return was 4.6%.

•A benefit of $36 million from outperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. This same item resulted in a benefit of $144 million in the first quarter of 2021.

Total shareholders’ equity was $9.6 billion or $107.50 per diluted share as of March 31, 2022, down from $10.4 billion or $114.78 per diluted share as of year-end 2021. The decline was primarily due to increased unrealized investment losses, partially offset by positive net income. Adjusted book value3 was $9.8 billion or $110.34 per diluted share as of March 31, 2022, up from $8.9 billion or $98.69 per diluted share as of year-end 2021. The increase was primarily the result of adjusted operating earnings of $354 million during the first quarter of 2022, as well as net hedging gains. Jackson’s financial leverage ratio4 of 21.2% was down from 22.9% as of year-end 2021 and within our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings3

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2021
Retail Annuities	$406	$568
Institutional Products	23	10
Closed Life and Annuity Blocks	(8)	79
Corporate and Other	(3)	(24)
Total[5]	$418	$633

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $406 million in the first quarter of 2022 compared to $568 million in the first quarter of 2021. The current quarter was negatively impacted from lower limited partnership income relative to the prior year period, as well as a DAC acceleration impact resulting from a (6.2)% separate account return in the current quarter, compared to a DAC deceleration benefit realized in the first quarter of 2021, when the separate account return was approximately 4.6%. In periods where separate account returns are lower than our long-term assumption, amortization is shifted from future years driving acceleration of DAC amortization in the current period. Additionally, the current quarter reflected higher operating expenses.

Total annuity sales of $4.8 billion were up 2% from the first quarter of 2021. Variable annuity sales were down 2% compared to the first quarter of 2021, but this was more than offset by $199 million of sales of Registered Index-Linked Annuity (RILA) products in the quarter, which were launched in the fourth quarter of 2021. In total, annuity
3 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
4 For the discussion and reconciliation of the financial leverage ratio, please see the reconciliation in the Appendix to this release
5 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release sales without lifetime benefit guarantees represented 33% of total annuity sales, up from 31% in the first quarter of 2021. We continue to generate fee-based sales, with current quarter advisory annuity sales of $207 million, compared to $267 million in the first quarter of 2021.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $23 million in the first quarter of 2022 compared to $10 million in the first quarter of 2021. The current quarter was up from the prior year period due to lower interest credited. Total sales for the quarter were $975 million. Net flows totaled $316 million in the quarter, and total account value of $9.2 billion was down from $10.6 billion in the first quarter of 2021.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported a pretax adjusted operating loss of $(8) million in the first quarter of 2022 compared to earnings of $79 million in the first quarter of 2021. The current quarter was lower primarily due to lower levels of limited partnership income compared to the prior year period, as well as higher death and other policy benefits.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(3) million in the first quarter of 2022 compared to $(24) million in the first quarter of 2021. The improvement reflects higher current quarter net investment income resulting from an increased excess capital position, as the investment income on that excess capital remains in the Corporate and Other segment. This was partially offset by higher interest expense in the current quarter due to the issuance of debt during 2021.

Capitalization and Liquidity

(Unaudited, in billions)	March 31, 2022	December 31, 2021
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$5.4	$6.6

Statutory TAC at Jackson National Life Insurance Company (JNLIC) was $5.4 billion as of the current quarter, down from $6.6 billion as of the fourth quarter of 2021. This was the result of a $600 million remittance to its parent in March, the impact of floored out reserves in a period with much higher interest rates, which led to hedging losses that were not fully offset by reserve releases, and an increase in non-admitted deferred tax assets (DTA).

Cash and cash equivalents at the holding company totaled nearly $1 billion at the end of the quarter, which was above our minimum liquidity buffer. The adjusted RBC ratio, which includes the excess liquidity, was in our target range of 500-525%.

Earnings Conference Call

Jackson will host a conference call Wednesday, May 11, 2022 at 10 a.m. ET to review the first quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the conference call, click here.

FORWARD-LOOKING STATEMENTS

This press release may contain certain statements that constitute “forward-looking statements.” Forward-looking statements generally may be identified by their use of terms including “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to assumptions, and are inherently susceptible to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, targets, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our shareholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. A number of important factors, including the risks, uncertainties and assumptions discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, which is on file with the U.S. Securities and Exchange Commission (the SEC) and is also available in the investor relations section of the Company’s website at investors.jackson.com under the heading “SEC Filings,” could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with GAAP. Although the Company believes these non-GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure can be found in the “Non-GAAP Measures” section of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “non-admitted deferred tax assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Insurance Department of the State of Michigan and available on the Company’s website at investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs, projections or targets will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all of our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the first quarter 2022 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2021. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the first quarter ended March 31, 2022, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc., the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2021
Net income (loss) attributable to Jackson Financial Inc.	$2,025	$2,932
Income tax expense (benefit)	330	586
Pretax income (loss) attributable to Jackson Financial Inc.	2,355	3,518
Non-operating adjustments – (income) loss:
Fees attributed to guaranteed benefit reserves	(764)	(672)
Net movement in freestanding derivatives	1,476	3,031
Net reserve and embedded derivative movements	(1,839)	(4,592)
DAC and DSI impact	345	696
Assumption changes	—	—
Total guaranteed benefits and hedging results	(782)	(1,537)
Net realized investments (gains) losses including change in fair value of funds withheld embedded derivative	(898)	(1,050)
Net investment income on funds withheld assets	(260)	(291)
Other items	3	(7)
Total non-operating adjustments	(1,937)	(2,885)
Pretax Adjusted Operating Earnings	418	633
Operating income taxes	64	65
Adjusted Operating Earnings	$354	$568

Weighted Average diluted shares outstanding[6]	89,959,862	94,464,343
Net income (loss) per diluted share	$22.51	$31.03
Adjusted Operating Earnings per diluted share	$3.94	$6.01

Adjusted Book Value

Adjusted Book Value excludes AOCI attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

6 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding reflects a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt Financial Leverage Ratio

(in millions)	March 31, 2022	December 31, 2021
Total shareholders’ equity	9,574	$10,394
Adjustments to total shareholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	253	(1,457)
Adjusted Book Value (a)	9,827	8,937

Debt (b)	2,640	$2,649

Financial Leverage Ratio (b/[a+b])	21.2%	22.9%

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $32 and $9 at March 31, 2022 and December 31, 2021, respectively (amortized cost: 2022 $48,218; 2021 $49,378)	$46,770	$51,547
Debt Securities, at fair value under fair value option	1,786	1,711
Debt Securities, trading, at fair value	115	117
Equity securities, at fair value	261	279
Mortgage loans, net of allowance for credit losses of $84 and $94 at March 31, 2022 and December 31, 2021, respectively	11,430	11,482
Mortgage loans, at fair value under fair value option	190	—
Policy loans (including $3,472 and $3,467 at fair value under the fair value option at March 31, 2022 and December 31, 2021, respectively)	4,463	4,475
Freestanding derivative instruments	926	1,417
Other invested assets	3,404	3,199
Total investments	69,345	74,227
Cash and cash equivalents	2,674	2,623
Accrued investment income	484	503
Deferred acquisition costs	14,037	14,249
Reinsurance recoverable, net of allowance for credit losses of $12 and $12 at March 31, 2022 and December 31, 2021, respectively	32,402	33,126
Deferred income taxes, net	1,343	954
Other assets	1,158	853
Separate account assets	231,198	248,949
Total assets	$352,641	$375,484

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
(in millions, except per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$15,567	$17,629
Other contract holder funds	59,843	59,689
Funds withheld payable under reinsurance treaties (including $3,640 and $3,639 at fair value under the fair value option at March 31, 2022 and December 31, 2021, respectively)	27,199	29,007
Long-term debt	2,640	2,649
Repurchase agreements and securities lending payable	599	1,589
Collateral payable for derivative instruments	525	913
Freestanding derivative instruments	405	41
Other liabilities	4,376	3,944
Separate account liabilities	231,198	248,949
Total liabilities	342,352	364,410

Equity
Common stock, (i) Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 85,263,608 and 88,046,833 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively and (ii) Class B Common Stock 100,000,000 shares authorized, $0.01 par value per share and nil and 638,861 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	6,081	6,051
Treasury stock, at cost; 9,203,441 and 5,778,649 shares at March 31, 2022 and December 31, 2021, respectively.	(351)	(211)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(547) in 2022 and $194 in 2021	(939)	1,744
Retained earnings	4,782	2,809
Total shareholders' equity	9,574	10,394
Noncontrolling interests	715	680
Total equity	10,289	11,074
Total liabilities and equity	$352,641	$375,484

Condensed Consolidated Income Statements

	Three Months Ended March 31,
(in millions, except per share data)	2022	2021
Revenues
Fee income	$1,922	$1,816
Premiums	34	34
Net investment income	720	928
Net gains (losses) on derivatives and investments	1,605	2,706
Other income	20	23
Total revenues	4,301	5,507

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	567	283
Interest credited on other contract holder funds, net of deferrals	206	222
Interest expense	20	6
Operating costs and other expenses, net of deferrals	607	598
Amortization of deferred acquisition and sales inducement costs	515	812
Total benefits and expenses	1,915	1,921
Pretax income (loss)	2,386	3,586
Income tax expense (benefit)	330	586
Net income (loss)	2,056	3,000
Less: Net income (loss) attributable to noncontrolling interests	31	68
Net income (loss) attributable to Jackson Financial Inc.	$2,025	$2,932

Earnings per share
Basic	$23.45	$31.03
Diluted	$22.51	$31.03